Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Eastman Chemical Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Other	Units (2)	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Other	Warrants (3)	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Other	Depositary Shares (4)	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees to Be Paid	Other	Stock Purchase Contracts (5)	456(b) and 457(r)	(1)	(1)	(1)	(1)	(1)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

Pursuant to Instruction 2.A(iii)(c) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all registration fees. Any registration fees will be paid on a pay-as-you-go basis.

(2)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including shares of common stock or preferred stock, debt securities, depositary shares or warrants, in any combination, which may or may not be separable from one another.

(3)	The warrants covered by this registration statement may be warrants for common stock, preferred stock, depositary shares or debt securities.
(4)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(5)

Each purchase contract will be issued under a purchase agreement and will obligate holders to purchase from or sell to Eastman Chemical Company and obligate Eastman Chemical Company to sell to or purchase from the holders, a specified number of shares of common stock, preferred stock or depositary shares.